Exhibit 99.1 to Form 8-K


                             [Form of Press Release]



FOR IMMEDIATE RELEASE



                        THE REYNOLDS AND REYNOLDS COMPANY
                       ADOPTS NEW SHAREHOLDERS RIGHTS PLAN
                         TO REPLACE EXPIRING RIGHTS PLAN


         DAYTON, OHIO, April 18, 2001 -- The Reynolds and Reynolds Company (NYSE: REY) today announced that its board of directors has adopted a new shareholders' rights plan to replace the previous plan, which has been in effect since May 6, 1991 and is to expire in accordance with its terms on May 6, 2001. The new plan, like the previous plan, is intended to provide certain rights to Reynolds and Reynolds' shareholders in the event that the Company becomes the target of coercive or unfair takeover tactics. Its adoption is not in response to any known effort to acquire control of the Company.

         Under the terms of the plan, preferred share purchase Rights will be distributed as a dividend at the rate of one Right for each outstanding Class A Common Share of the Company and one-twentieth of a Right for each outstanding Class B Common Share of the Company. The distribution will be made to shareholders of record as of the close of business on May 6, 2001.

         Under the plan, the Rights would be exercisable if any person or group acquires 15 percent or more of the Company's outstanding Class A Common Shares (20 percent for certain shareholders who report beneficial ownership on Schedule 13G under the Securities Exchange Act of 1934). In that event, each registered holder of the Company's Common Shares, other than the 15% person or group, would be entitled to purchase one Unit consisting of one one-thousandth of a share of the Company's Series B Participating Preferred Shares, without par value, at a price of $105.00, subject to adjustment under certain circumstances.

         The new Rights are redeemable under certain circumstances at $.01 per right and will expire, unless earlier redeemed, on May 6, 2011. The terms of the Rights and the Rights Agreement are outlined in a letter and related Summary of Rights that will be mailed to shareholders shortly after the May 6, 2001 record date for distribution of the Rights.

         Reynolds and Reynolds, headquartered in Dayton, Ohio, is the leading provider of integrated information management solutions to the automotive retailing marketplace. The company's services include a full range of retail and enterprise management systems, networking and support, e-business applications, Web services, learning and consulting services, customer relationship management solutions and leasing services.